EXHIBIT 99.1

Air Methods Reports 2Q2012 Results and 3Q2012 Update

Second Quarter Fully-Diluted EPS of $2.43 Slightly Above Previously Announced Expected Range

DENVER, Aug. 2, 2012 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the quarter ended June 30, 2012 and provided an update on July 2012 community-based patient transports. For the quarter, revenue increased 48% from $150.2 million to $222.5 million in the current-year quarter. For the six-month period, revenue increased 47% to $413.3 million, compared with $282.1 million in the prior-year six-month period. Financial results for the three and six months ended June 30, 2012 include operations associated with the Company's acquisition of OF Air Holdings and its subsidiaries (together, Omniflight) effective August 1, 2011.

For the quarter, net income increased 217% to $31.4 million, or $2.43 per diluted share, as compared with prior-year second quarter net income of $9.9 million, or $0.77 per diluted share. Net income for the six-month period increased 181% to $43.9 million, or $3.39 per diluted share, compared to $15.6 million, or $1.22 per diluted share, for the prior-year six-month period. The current-year second quarter results include pre-tax severance expenses of $1.1 million ($0.05 per share after tax effect).

For the second quarter, community-based revenue increased 72% to $161.9 million compared to $94.1 million in the prior year, while segment net income increased 178% to $54.5 million from $19.6 million. Total community-based patient transports increased by 47% to 15,134, as compared with 10,309 in the prior-year quarter. Community-based patient transports for bases open greater than one year and excluding Omniflight bases (Same-Base Transports) increased 3% or 296 patient transports, as compared with the prior-year quarter. Weather cancellations for these same base locations decreased by 1,070 compared with the prior-year quarter. Net revenue per community-based transport was $10,609 for the current-year quarter, compared with $9,008 in the prior-year quarter, an 18% increase. Hospital-based revenue increased by 9% to $53.0 million compared to $48.6 million in the prior-year period, while segment net income increased 155% to $4.6 million from $1.8 million. External revenue within the United Rotorcraft division was unchanged at $7.5 million compared with the prior-year quarter, while external segment net income decreased by 33% to $0.9 million in the current-year quarter. Consolidated maintenance expense decreased by $0.3 million or 1%, as compared with the prior-year quarter, despite a 34% increase in flight volume. Fuel expense per flight hour was unchanged during the quarter, compared with the prior-year period.

The Company also provided an update on preliminary July 2012 flight volume. Total community-based transports were 5,053 during July 2012, compared with 3,785 in July 2011, a 34% increase. Same-Base Transports during the month of July decreased by 157 transports, or 4%, as compared with July 2011, while weather cancellations decreased by 36, as compared with the prior-year month for these same bases.

Aaron Todd, CEO, stated, "During our second quarter, growth in Same-Base Transports attributed to milder weather, increase in net revenue per community-based transport, decrease in maintenance expense per flight hour, and the accretive financial performance of our Omniflight acquisition have combined to create strong top-line and bottom-line results. The Company continues to enjoy solid organic growth as well. Excluding revenue generated from Omniflight operating bases, our revenue would have grown 22%. We remain very optimistic for continued strength in our operating results for the remainder of 2012, especially when considering that the second half of 2012 will benefit from a full six months of combined operations and the non-recurrence of transaction and severance costs associated with the Omniflight acquisition."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 11941783, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the ability of the Company to successfully finalize the integration of Omniflight; the anticipated synergies associated with the acquisition of Omniflight; the anticipated benefits of the Company's internal reorganization; extreme weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

- FINANCIAL STATEMENTS ATTACHED -

AIR METHODS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands) (unaudited)

	June 30, 2012	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$ 27,720	3,562
Trade receivables, net	224,684	187,056
Other current assets	58,880	65,101

Total current assets	311,284	255,719

Net property and equipment	555,811	569,578
Other assets, net	199,272	203,174

Total assets	$ 1,066,367	1,028,471

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 3,022	27,940
Current portion of indebtedness	65,534	67,989
Accounts payable, accrued expenses and other	91,039	74,779

Total current liabilities	159,595	170,708

Long-term indebtedness	484,479	483,886
Other non-current liabilities	83,967	85,975

Total liabilities	728,041	740,569

Total stockholders' equity	338,326	287,902

Total liabilities and stockholders' equity	$ 1,066,367	1,028,471

AIR METHODS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except share and per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue:
Flight operations	$ 213,466	140,892	395,610	265,413
Product operations	7,516	7,541	14,748	13,342
Other	1,498	1,729	2,936	3,312
Total revenue	222,480	150,162	413,294	282,067

Expenses:
Operating expenses	120,694	94,647	240,957	179,392
Loss (gain) on disposition of assets, net	30	335	(211)	(26)
General and administrative	25,549	18,700	50,424	37,007
Depreciation and amortization	20,943	16,695	41,822	33,187
	167,216	130,377	332,992	249,560

Operating income	55,264	19,785	80,302	32,507

Interest expense	(5,272)	(4,311)	(10,865)	(8,821)
Other, net	998	896	1,928	2,113

Income before income taxes	50,990	16,370	71,365	25,799

Income tax expense	(19,577)	(6,450)	(27,478)	(10,167)

Net income	$ 31,413	9,920	43,887	15,632

Income per common share:
Basic	$ 2.44	0.78	3.42	1.24
Diluted	$ 2.43	0.77	3.39	1.22

Weighted average common shares outstanding - basic	12,859,285	12,658,641	12,826,463	12,633,222
Weighted average common shares outstanding - diluted	12,952,525	12,812,765	12,939,211	12,788,094
CONTACT: Trent Carman, Chief Financial Officer, (303) 792-7591.